DISTRIBUTION AND/OR SERVICE (12b-1) FEE AGREEMENT

Pacific Select Distributors, LLC (“Product Distributor”) and Legg Mason Investor Services, LLC (“Fund Distributor”) (collectively, the “Parties”) mutually agree to the arrangements set forth in this Distribution and/or Service (12b-1) Fee Agreement (this “Agreement”) dated December15, 2016.

WHEREAS, Fund Distributor is the distributor and principal underwriter to the Legg Mason Partners Variable Equity Trust and Legg Mason Partners Variable Income Trust (collectively referred to as “Fund”); and

WHEREAS, Fund Distributor has entered into a distribution agreement, with the Fund; and

WHEREAS, The Fund has adopted a Rule 12b-1 Plan (“Plan”) under which it makes payments to finance administrative, service, and distribution expenses with respect to its Class II shares, and has created a class of shares which are subject to the Plan; and

WHEREAS, Fund Distributor has agreed to provide, or arrange to provide, certain distribution and/or shareholder services, including such services as may be requested by the Fund’s Board of Trustees from time to time, in connection with the shares (“Fund shares”); and

WHEREAS, Product Distributor is the distributor and principal underwriter of variable life insurance policies and/or variable annuity contracts (collectively, the “Contracts”) issued by Pacific Life Insurance Company and Pacific Life & Annuity Company (each, an “Insurer”, together “Insurers”) and is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and is a Financial Industry Regulatory Authority, Inc. (“FINRA”) member; and

WHEREAS, Insurers have entered into a participation agreement, dated April 3, 2007, as amended (the “Participation Agreement”) with the Fund, pursuant to which the Fund has agreed to make shares of certain of its Portfolios available for purchase by one or more of Insurer’s separate accounts or divisions thereof (each, a “Separate Account”), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and

NOW, THEREFORE, the Parties agree as follows:

Section 1.  Distribution and/or Shareholder Services; Payments Therefor.

(a)                                 Product Distributor shall provide any combination of services, including but not limited to, the following: development, preparation, printing and distribution of advertisements, sales literature and other promotional materials describing and/or relating to the Fund; training sales personnel regarding the Fund; providing educational materials regarding the Fund; organizing and conducting seminars and sales meetings designed to promote the distribution of Fund shares; compensating financial intermediaries for services performed and expenses incurred in connection with the sale of Fund shares through sales of variable contracts; delivering Fund prospectuses, statements of additional information, and shareholder reports; receiving and answering questions regarding the Fund; and other personal services and account maintenance for variable contract owners that hold Fund shares.

(b)                                 So long as this Agreement remains in effect, for such services described above, Fund Distributor agrees to pay to Product Distributor any ongoing distribution fees and/or shareholder service fees under the Plan with respect to shares purchased through the Product Distributor and held by contract holders in accordance with the Funds’ then current prospectus and/or SAI.

(c)                                  If Fund Distributor’s payments to Product Distributor under this Agreement in whole or in part are financed by a Fund in accordance with a Fund’s Plan, then in the event of the termination, cancellation or modification of such Plan by a Fund’s board of directors or trustees or shareholders, Product Distributor agrees upon notification at the Fund Distributor’s option to waive its right to receive such compensation pursuant to the Plan until such time, if ever, as Fund Distributor receives payment.

(d)                                 Fund Distributor shall calculate the Fee at the end of each calendar month and will make such payment to Insurer, without demand or notice by Insurer, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.

Section 2.  Reports.

Insurer acknowledges that Fund Distributor is obligated to provide to the Fund’s Board of Trustees, at least quarterly, a written report of the amounts expended pursuant to the Plan and this Agreement and the purposes for which such expenditures were made.  Accordingly, Insurer agrees to provide Fund Distributor with such assistance as Fund Distributor may reasonably request so that Fund Distributor can report such information to the Fund’s Board in a timely manner.

Insurer further agrees to provide Fund Distributor with such assistance as Fund Distributor may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.

Section 3.  Term and Termination.

(a)                                 This Agreement shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved by a vote of the Board of Trustees of the Fund, and of the Trustees who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on the Plan or agreements.

(b)                                 Any Party may terminate this Agreement, without the payment of any penalty, on not more than 60 days’ written notice to the other Party.  This Agreement may be terminated at any time by a vote of a majority of the members of the Board of Trustees of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan or by a vote of a majority of the outstanding voting securities of the Fund.

(c)                                  This Agreement shall automatically terminate in the event of its assignment.

Section 4.  Amendment; Entire Agreement.

This Agreement may be amended upon mutual agreement of the Parties in writing.  However, the Parties recognize that the Plan that this Agreement implements may not be amended to increase materially the amount to be spent without shareholder approval and that all material amendments of the Plan must be approved by a vote of the Board of Trustees of the Fund, and of the Trustees who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting the Plan or agreements.  This Agreement constitutes the sole agreement between the Parties regarding the services discussed herein.

Section 5.  Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:

PACIFIC SELECT DISTRIBUTORS, LLC

700 Newport Center Drive

Newport Beach, CA 92660

Facsimile: (949) 219-6952

Attention:              General Counsel

LEGG MASON INVESTOR SERVICES, LLC

100 First Stamford Place 5th Floor

Stamford, CT, 06902

Facsimile: 877-563-3019

Attention: Business Implementation

Section 6.  Miscellaneous.

(a)                                 Successors and Assigns.  This Agreement shall be binding upon the Parties and their transferees, successors and permitted assigns.  The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

(b)                                 Intended Beneficiaries.  Nothing in this Agreement shall be construed to give any person or entity other than the Parties, as well as the Fund, any legal or equitable claim, right or remedy.  Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as the Fund.

(c)                                  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(d)                                 Applicable Law.  This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York without reference to the conflict of law principles thereof.

(e)                                  Severability.

(i)                                     This Agreement shall be severable as it applies to each of the Fund’s Portfolios, and action on any matter shall be taken separately for each of the Fund’s Portfolios affected by the matter.

(ii)                                  If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

[The remainder of this page is intentionally left blank. The signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their duly authorized representative designated below.

PACIFIC SELECT DISTRIBUTORS, LLC

By:	/s/ Adrian S. Griggs

Name:	Adrian S. Griggs

Title:	Chief Executive Officer

Attest:	/s/ Brandon J. Cage

Name:	Brandon J. Cage

Title:	Assistant Secretary

LEGG MASON INVESTOR SERVICES, LLC

By:	/s/ Michael P. Mattera

Name:	Michael P. Mattera

Title:	Director